SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2013

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

17 S. Briar Hollow Lane, Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

(713) 881-3600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act
(17 CFR 240.13e-4c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 5, 2013, the Board of Directors (the “Board”) of Adams Resources & Energy, Inc. (the “Company”) appointed Mr. Thomas S. Smith to the Board effective as of that date, to serve as Chairman.  Mr. Smith, age 62, is the President and Chief Executive Officer of KSA Industries, Inc. (“KSAI”), an affiliate of the Company.  Mr. Smith replaced E.C. Reinauer, Jr. as Chairman with Mr. Reinauer remaining on the Board as an independent director.

As Chairman, Mr. Smith will receive quarterly non-employee director compensation of $25,000.  In his capacity as a director, Mr. Smith will also be indemnified by the Company pursuant to an indemnification agreement between Mr. Smith and the Company.

Mr. Smith assumed his present role with KSAI up the death of the Company’s and KSAI’s founder, K.S. Adams Jr., in October 2013.  Previously Mr. Smith was Executive Vice President and Chief Operating Officer of KSAI since 1985.

Historically, the Company and KSAI have entered into certain transactions in the normal course of business including direct cost reimbursements for shared phone and secretarial services.  For the nine months ended September 30, 2013 KSAI charged the Company $54,000 and the Company charged KSAI $75,000 for such expense reimbursements.  The Company also leases office space from KSAI and for the nine months ended September 30, 2013 the Company paid KSAI $360,000 in rental expense.  Mr. Smith owns more than 10% of KSAI.

There were no arrangements or understanding between Mr. Smith and any other person pursuant to which he was selected as a director.  Mr. Smith has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date: December 5, 2013	By: /s/ Richard B. Abshire
Richard B. Abshire
Chief Financial Officer